Exhibit 99.1

Newfield Provides Interim Operations Update

Increased second quarter and full-year production guidance

Continued strong well performance and cost efficiency gains in STACK

More than 95% of legacy STACK acreage now production-delineated

The Woodlands, Texas (June 21, 2016) — Newfield Exploration Company (NYSE: NFX) today provided an interim operations update and raised production expectations for the second quarter and full-year 2016. The disclosure was made in conjunction with its planned appearances at two industry energy conferences in late June. Newfield has posted to its website (www.newfield.com) an updated edition of its @NFX publication.

The Company increased its production guidance for the second quarter and full-year 2016. Second quarter 2016 net production for the Company is now expected to exceed the mid-point of guidance by approximately 0.5 MMBOE and is estimated to be about 15.2 MMBOE (previous range was 14.4 — 14.9 MMBOE). Domestic net production for the second quarter of 2016 is expected to be more than 13.6 MMBOE (previous range was 13.0 — 13.5 MMBOE). International net production for the second quarter of 2016 is expected to be approximately 1.6 MMBOE (previous guidance was 1.4 MMBOE). Full-year 2016 net production for the Company is now expected to be 56.0 — 58.0 MMBOE (previous range was 54.5 — 56.5 MMBOE).

“Our Anadarko Basin production continues to exceed expectations with strong well performance across our expanding footprint,” said Newfield Chairman, President and CEO Lee K. Boothby. “We have now production-delineated more than 95% of our legacy STACK position (Kingfisher and Canadian counties, OK) and after nearly 100 wells and four years of drilling activity; we continue to deliver wells on or above our average type curve. This is great news and reinforces the consistency of well results, the depth of our inventory and the continual improvements in rates of return that we believe will come in full-field development. Recent drilling and completion efficiencies are leading to ‘best in class’ wells — both in terms of costs and production performance. Today, we anticipate drilling development wells for less than $6 million (gross) and we expect to have a portion of our STACK rig fleet in active field development in 2017.”

Recent operational highlights from the Anadarko Basin include:

•                  Net production from the Anadarko Basin now comprises about 56% of total domestic production and is expected to average more than 83,000 BOEPD in the second quarter of 2016, up 6% from 78,400 BOEPD in the first quarter 2016;

•                  Three recent SXL wells drilled and completed in the eastern portion of Newfield’s legacy STACK acreage are tracking in-line with the Company’s 950 MBOE gross average type curve through 90 days of production;

•                  The Edgar well had an initial gross 24-hour IP rate of 1,162 BOEPD and averaged 751 BOEPD over its first 90 days of production.

•                  The Vickie well had an initial gross 24-hour IP of 1,236 BOEPD and averaged 774 BOEPD over its first 90 days of production.

•                  The Church well had an initial gross 24-hour IP of 1,271 BOEPD and averaged 740 BOEPD over its first 90 days of production.

•                  The Alphons well, also located in the eastern portion of STACK, was drilled and completed for approximately $6.3 million gross and had a recent gross 24-hour IP rate of 1,178 BOEPD, of which 94% was liquids and 88% was oil;

•                  The Helen well, located in northern STACK, was recently drilled and completed for a “company best” $6.2 million gross, including facilities (previous record well cost was $6.9 million). The Helen well had an initial gross 24-hour IP rate of 1,548 BOEPD and averaged 1,168 BOEPD gross over its first 30 days of production, of which 88% were liquids and 73% was oil;

•                  The Pearl well had a 24-hour IP rate of 2,233 BOEPD gross. Over its first 30 days, Pearl averaged 1,780 BOEPD and 1,644 BOEPD over its first 60 days of production, of which 80% were liquids and 60% was oil.  The Pearl well was drilled and completed for approximately $6.7 million gross, including facilities;

•                  Newfield recently spud its first STACK infill spacing pilot — the Chlouber. This is the first of two planned pilots to test downspacing and provide information important to full-field development activities planned for 2017.

Following the closing of its recently announced acquisition of acreage in STACK, the Company plans to provide an additional update to its 2016 production guidance to reflect the impact of this acquisition.

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids. We are focused on U.S. resource plays and our principal areas of operation include the Mid-Continent, the Rocky Mountains and onshore Texas. We also have offshore oil developments in China.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “guidance,” “potential” or other similar expressions are intended to identify forward-looking statements. Other than historical facts included in this news release, all information and statements, including but not limited to information regarding planned capital expenditures, estimated reserves, estimated production targets, drilling and development plans, the timing of production, planned capital expenditures, and other plans and objectives for future operations, are forward-looking statements. Although, as of the date of this news release, Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including but not limited to commodity prices, drilling results, our liquidity and the availability of capital resources, operating risks, industry conditions, China and U.S. governmental regulations, financial counterparty risks, the prices of goods and services, the availability of drilling rigs and other support services, our ability to monetize assets and repay or refinance our existing indebtedness, labor conditions, severe weather conditions, and other operating risks. Please see Newfield’s 2015 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for 1Q 2016, both filed with the U.S. Securities and Exchange Commission (SEC), for a discussion of other factors that may cause actual results to vary. Unpredictable or unknown factors not discussed herein or in Newfield’s SEC filings could also have material adverse effects on actual results. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For additional information, please contact Newfield’s Investor Relations department.

Phone: 281-210-5321

Email: info@newfield.com